As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-147293

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ICX TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0619113
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

2100 Crystal Drive Suite 650 Arlington, VA (703) 678-2111	22202
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2005 STOCK PLAN

2007 EQUITY INCENTIVE PLAN

2007 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Colin J. Cumming

Chief Executive Officer

ICx Technologies, Inc.

2100 Crystal Drive, Suite 650

Arlington, Virginia 22202

(Name and address of agent for service)

(703) 678-2111

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by ICx Technologies, Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that had been registered for issuance under the Company’s Amended and Restated 2005 Stock Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan on the Company’s Registration Statement on Form S-8 (File No. 333-147293) (the “Registration Statement”) that remain unsold upon the termination of the offering of shares covered by the Registration Statement.

Pursuant to an Agreement and Plan of Merger, dated as of August 16, 2010, by and among the Company, FLIR Systems, Inc., an Oregon corporation (“Parent”), and Indicator Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), immediately after this filing on October 4, 2010, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Company is therefore terminating all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stillwater, State of Oklahoma, on October 1, 2010.

ICX TECHNOLOGIES, INC.

By:	/s/ Colin J. Cumming
Colin J. Cumming Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 1st day of October, 2010 by the following persons in the capacities indicated:

Signature	Title

/s/ Colin J. Cumming Colin J. Cumming	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Deborah D. Mosier Deborah D. Mosier	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Hans C. Kobler Hans C. Kobler	Director

* E. Spencer Abraham	Director

* Joseph M. Jacobs	Director

* Robert A. Maginn Jr.	Director

* Mark L. Plaumann	Director

* Rodney E. Slater	Director

* By:	/s/ Hans C. Kobler
Hans C. Kobler Attorney-in-Fact